UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2006

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and financial conditions

Attached as an exhibit is the Company’s press release regarding

“Flanders Q2 Earnings of $0.10 per Share”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 19, 2006	FLANDERS CORPORATION

By: /s/Steven K. Clark
Steven K. Clark
Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding Flanders Q2 Earnings of $0.10 per Share

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q2 Earnings of $0.10 per Share

St. Petersburg, Florida, July 19, 2006 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the second quarter ended June 30, 2006.  Net earnings were $2.5 million or $0.10 per share, down 29% from $3.5 million, or $0.13 per share for the second quarter ended June 30, 2005.  Revenues for the quarter were $60.8 million up 9.6% from $55.5 million for the second quarter ended June 30, 2005.

Steve Clark, President and C.E.O., commented, “This was a major transition quarter, in which we completed our start up of our nested filter lines,  opened 2  new plants  in Dallas, TX and Clarkton,  NC, and also  restarted our Terrel TX plant which was inoperative due to a fire.  Additionally,  we identified another new plant site in Reynosa Mexico and we are in the final negotiations to acquire that building.  We are currently in the process of acquiring equipment for that site.  Our Auburn, PA plant was damaged due to flooding and is already back in operation.

During the quarter, we started a nationwide initiative where we introduced our new Energy Air product line in Wal-Mart and have already experienced tremendous success. We continue to gain market share in each of our product lines and believe that our new product development will continue to drive market expansion. As we continue to expand our markets and automate our plants, we should generate additional cash to warrant our advertising initiatives.  Increased volume, automation, and innovative products should lead to increased gross margin.”

Robert Amerson, Chairman of the Board, commented “Given the number of initiatives that were started and completed during the quarter we are expecting another strong third quarter which is expected to continue into 2007 and beyond. "

Clark added “We are continuing to quote various high-end containment opportunities for government and commercial settings and believe that this market will continue to expand.  We are working on several contracts in this area and believe that we will see continued expansion in this market.”

Amerson added “Considering the challenges that we faced this quarter I want to commend the management team on the excellent results and the fashion in which these challenges were addressed.”

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m.  EDT on Thursday July 20, 2006, to discuss 2006 third quarter operating results.   People wishing to participate in the conference call should dial 866-672-2663.

Selected Operations Data (all but per share data in Millions)	Q2 2006	Q2 2005
Net sales	$ 60.8	$ 55.5
Gross profit	13.8	13.6
Operating expenses	11.2	8.4
Operating income	2.6	5.2
Earnings before income taxes	2.5	5.1
Extraordinary item	.9	––
Net earnings	$ 2.5	$ 3.5
Net earnings per share: Basic	$ 0.10	$ 0.13
Diluted	$ 0.09	$ 0.12
Common shares outstanding: Basic	26.3	26.3
Diluted	28.0	27.7

Selected Balance Sheet Data (in Millions)	6/30/2006	12/31/2005
Working capital	$ 67.4	$ 60.6
Total assets	197.2	172.2
Long-term obligations, including current maturities	32.1	27.3
Total shareholders’ equity	110.1	105.5

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the  development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.